Exhibit 99.1

FOR IMMEDIATE RELEASE:

March 15, 2023

NiSource announces leadership changes and additions

MERRILLVILLE, Ind. - NiSource (NYSE: NI) today announced the appointment of Michael Luhrs to the NiSource executive leadership team, along with a reconfiguration of leadership responsibilities for several others on that team.

Michael Luhrs is joining NiSource’s executive leadership team on March 27 as executive vice president of strategy and risk and the company’s chief commercial officer. Luhrs will oversee economic development, strategy and risk management, sustainability, customer experience, corporate insurance and energy supply and optimization.

“Michael is an incredible leader who brings an unmatched depth of knowledge in customer experience and solutions,” said NiSource President and CEO Lloyd Yates. “With this addition, we plan to leverage his experience to ensure alignment between the functions in his organization and our business strategy.”

Luhrs joins NiSource from Alliant Energy, where he served as senior vice president of customer experience and strategy. Prior to that, he served as vice president of integrated grid strategy and solutions and vice president of market strategy and solutions at Duke Energy. Luhrs has held numerous positions with increasing responsibilities with Duke Energy, including vice president retail programs, general manager business excellence, general manager energy supply and finance, director nuclear generation finance and manager resource planning.

Luhrs has nearly 25 years of experience in the energy industry. He earned his Bachelor of Science in chemical engineering as well as Bachelors of Arts in business management and economics from North Carolina State University.

Coinciding with these changes, Shawn Anderson, currently senior vice president of risk and chief strategy officer, will move into the role of executive vice president and chief financial officer. Donald Brown, NiSource’s current chief financial officer, will assume the role of executive vice president and chief innovation officer, replacing Melody Birmingham, who has been named as the company’s executive vice president NiSource, and group president, NiSource utilities. In that role, Birmingham will lead the company’s six-state gas and electric business segments.

Following these changes, the NiSource executive leadership will consist of the following members and roles, effective March 27:

•	Shawn Anderson, executive vice president and chief financial officer

•	Melanie Berman, senior vice president and chief human resources officer

•	Melody Birmingham, executive vice president, NiSource and group president, NiSource utilities

•	Donald Brown, executive vice president and chief innovation officer

•	Kim Cuccia, senior vice president, general counsel and corporate secretary

•	William Jefferson, executive vice president and chief safety officer

•	Michael Luhrs, executive vice president of strategy and risk, and chief commercial officer

•	Lloyd Yates, chief executive officer and president

“All of the changes we are announcing today are designed to provide development opportunities for our leadership team and to provide them broad-based functional leadership experience,” Yates continued. “I’m proud of the bench strength of our senior leadership team, all of whom have extensive industry experience, and look forward to continuing to drive consistent results for our customers and investors.”

About NiSource

NiSource Inc. (NYSE: NI) is one of the largest fully regulated utility companies in the United States, serving approximately 3.2 million natural gas customers and 500,000 electric customers across six states through its local Columbia Gas and NIPSCO brands. Based in Merrillville, Indiana, NiSource’s approximately 7,500 employees are focused on safely delivering reliable and affordable energy to our customers and communities we serve. NiSource is a member of the Dow Jones Sustainability—North America Index. Additional information about NiSource, its investments in modern infrastructure and systems, its commitments and its local brands can be found at www.nisource.com. Follow us at www.facebook.com/nisource, www.linkedin.com/company/nisource or www.twitter.com/nisourceinc. The content of these websites is not incorporated by reference into this document or any other report or document NiSource files with the SEC. NI-F

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Media Contact:

Chris Garland, Chief Communications Officer, media@nisource.com